Exhibit 10.8

SMARTSolution Technologies, L.P. and

SMARTSolution Technologies, Inc.

Combined Financial Statements

December 31, 2021 and 2020

SMARTSolution Technologies, L.P. and

SMARTSolution Technologies, Inc.

Independent Auditors’ Report

To the Member

Smart Solutions Technologies L.P.

Opinion

We have audited the accompanying combined financial statements of SMARTSolution Technologies, L.P. and SMARTSolution Technologies, Inc. (the “Company”), which comprise the combined balance sheets as of December 31, 2021 and 2020, and the related combined statements of operations and changes in members’ deficit and combined cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the combined financial statements, the Company has suffered recurring losses from operations, excluding government grant income, and has a net capital deficiency at December 31, 2021 and 2020. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 6. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Responsibilities of Management for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

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In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the combined financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level or assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement result from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgement made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks or material misstatement of the financial statements, whether due to fraud error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charges with governance regarding, amount other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Urish Popeck & Co., LLC

January 25, 2023

Pittsburgh, Pennsylvania

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SMARTSolution Technologies, L.P. and

SMARTSolution Technologies, Inc.

Combined Balance Sheets

December 31,	2021	2020

Current assets

Cash	$263,881	$158,869
Accounts receivable	380,760	196,303
Inventories	1,026,714	148,842
Prepaid expenses	14,755	5,819
Total current assets	1,686,110	509,833

Property and equipment, net	83,709	91,045

Total assets	$1,769,819	$600,878

Current liabilities

Accounts payable	$1,073,168	$391,312
Sales tax payable	-	1,095
Customer deposits	542,337	-
Current portion or notes payable	27,605	26,228
Revolving line of credit	268,403	268,403
Total current liabilities	1,911,513	687,038

Long-term liabilities

Note payable - Paycheck Protection Program	-	221,230
Note payable - net of current portion	374,522	401,475
Note payable - related party	183,029	200,073
Total long-term liabilities	557,551	822,778

Total liabilities	2,469,064	1,509,816

Equity
Common Stock - $1 par value; 100 shares authorized, issued and outstanding	(100)	(100)
Members’ deficit	(699,145)	(908,838)

Total liabilities and equity	$1,769,819	$600,878

The accompanying notes are an integral part of these financial statements.

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SMARTSolution Technologies, L.P. and

SMARTSolution Technologies, Inc.

Combined Statements of Operations and Changes in Members’ Equity (Deficit)

For the Years Ended December 31,	2021	2020

Sales	$3,694,273	$3,070,300

Cost of sales	2,972,909	2,490,009

Gross Profit	721,364	580,291

Operating expense
General and administrative expenses	134,761	142,957
Salaries and benefits	641,682	492,736
Depreciation and amortization	7,336	7,543
Total expenses	783,779	643,236

Loss from operations	(62,415)	(62,945)

Other income (expense):
Interest expense	(36,569)	(34,749)
Interest income	2,839	535
Government grant income - Paycheck Protection Program	414,763	-
Government grant income - EIDL - Grant	-	10,000
Other income (expense)	-	(434)
Total other income (expense)	381,033	(24,648)

Net income (loss)	318,618	(87,593)

Distributions	(108,925)	(127,939)

Additional paid in capital	-	2,154

Members’ deficit, beginning of year	(908,838)	(695,459)

Members’ deficit, end of year	$(699,145)	$(908,838)

The accompanying notes are an integral part of these financial statements.

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SMARTSolution Technologies, L.P. and

SMARTSolution Technologies, Inc.

Combined Statements of Cash Flows

For the Years Ended December 31,	2021	2020
Cash flows from operating activities:
Net income (loss)	$318,618	$(87,593)

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,336	7,543
Gain on loan forgiveness	(414,762)	-
Write-off of inventories	(2,790)	(55,295)

Changes in:
Accounts receivable	(184,458)	34,704
Inventories	(875,082)	6,579
Prepaid expenses	(8,936)	-
Accounts payable	681,856	15,552
Loan to employee	-	6,821
Customer deposits	542,337	-
Other current liabilities	(1,095)	(4,092)

Net cash provided by operating activities	63,024	(75,781)

Cash flows from financing activities:
Payments on note payable - related party	(17,044)	(3,822)
Payments on long-term debt	(25,575)	(14,670)
Proceeds from long-term debt	-	150,000
Proceeds from PPP Loan	193,532	221,230
Additional paid in capital	-	2,154
Distributions paid	(108,925)	(127,939)

Net cash provided by financing activities	41,988	226,953

Increase in cash	105,012	151,171

Cash and cash equivalents , beginning of year	158,869	7,698
Cash and cash equivalents , end of year	$263,881	$158,869

Supplemental information:

Interest paid	$36,569	$34,749

The accompanying notes are an integral part of these financial statements.

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SMARTSolution Technologies, L.P. and

SMARTSolution Technologies, Inc.

Notes to the Combined Financial Statements

December 31, 2021 and 2020

1. Nature of Organization and Basis of Presentation

Nature of Organization

The combined financial statements include the accounts of SMARTSolution Technologies, LP (“LP”) and SMARTSolution Technologies, Inc. (“Inc.). Collectively, the combined group is referred to as the “Company”. The combined financial statements of the above stated companies were under common ownership and management. Material intercompany transactions and balances have been eliminated in the combined financial statements.

SMARTSolution Technologies, LP was formed in November 1998 under the laws of the Commonwealth of Pennsylvania. The Company is a Pittsburgh, Pennsylvania audiovisual systems integration company that designs and builds presentation, teleconferencing, and collaborative systems for businesses, education institutions, and nonprofits.

SMARTSolution Technologies, Inc. was formed in November 1998 under the laws of the Commonwealth of Pennsylvania. The Company operates as management company for SMARTSolution Technologies, LP.

2. Summary of Significant Accounting Policies

Basis of Presentation

The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). These accounting principles require management to make assumptions and estimates that affect the reported amounts and disclosures of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts and disclosures of revenues and expenses during the reporting period.

Use of Estimates

Management uses estimates and assumptions in preparing the combined financial statements in accordance with GAAP. Those estimates and assumptions may affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities, and the reported amounts of revenue and expenses. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company’s cash and cash equivalents are held with high credit-quality financial institutions. Account balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to certain limits. The Company’s cash accounts may exceed FDIC insured amounts, however, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

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SMARTSolution Technologies, L.P. and

SMARTSolution Technologies, Inc.

Notes to the Combined Financial Statements

December 31, 2021 and 2020

2. Summary of Significant Accounting Policies (cont.)

Cash and Cash Equivalents (continued)

Cash equivalents represent short-term investments consisting of money market funds that are carried at cost, which approximates fair value. The Company considers all short-term investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Accounts receivables are recorded at the invoiced amount and typically do not bear interest. The Company provides an allowance for doubtful accounts to reduce receivables to their estimated net realizable value when it is probable that the loss will be incurred. Those estimates are based on historical collections experience, current economic and market conditions, a review of the aging of accounts receivable and the assessments of current credit worthiness of customers. There was no allowance for doubtful accounts recognized as of December 31, 2021 and 2020.

Inventory

Inventories are stated at the lower-of-cost-or-net realizable value, with cost being determined on the first-in, first-out method.

Property and Equipment

The cost of property and equipment is depreciated over the estimated useful lives of the assets. Depreciation is computed on the straight-line method for financial reporting purposes and accelerated methods for income tax purpose.

Expenditures for betterments that extend the useful lives is capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures greater than $2,500 will be capitalized.

Depreciable lives by asset group are as follows:

Computer and office equipment	5-7 years
Computer software	3-5 years
Leasehold improvement	39 years
Furniture and fixtures	5-7 years
Vehicles	5 years

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SMARTSolution Technologies, L.P. and

SMARTSolution Technologies, Inc.

Notes to the Combined Financial Statements

December 31, 2021 and 2020

2. Summary of Significant Accounting Policies (cont.)

Revenue Recognition

The Company primarily generates revenue through the design and installation of audiovisual systems. The Company operates in the tri-state area (PA/OH/WV) with additional installations in Puerto Rico and U.S. Virgin Islands. The Company's contracts with customers are generally comprised of acknowledged purchase orders. These contracts with customers typically consist of purchased audio visual equipment and accessories along with installation which represent a single performance obligation that is satisfied upon transfer of control to the customer. Transfer of control and revenue recognition generally occur upon installation.

Customer Deposits

The Company receives advances or deposits from customers for services and products that will be installed in the future.

Costs and Expenses

The Company’s expenses consist of operating, selling, general and administrative expenses, depreciation and amortization expense and interest expense.

Advertising

Advertising costs are generally charged to expense in the period incurred and are recorded in selling, general and administrative expenses in the Statement of Operations. During the year ended December 31, 2021 and 2020, the Company had advertising costs of approximately $9,400 and $3,000, respectively.

Income Taxes

SMARTSolution Technologies, LP has elected to be treated as a Partnership for both Federal and Pennsylvania income tax purposes. SMARTSolution Technologies, Inc. has elected the treatment as small business corporation (“S” corporation) for federal and state income taxation purposes. These elections relieve each Company of most federal and state income tax liability, with income being taxable directly to its partner and shareholder. For income tax purposes, the Company uses the accrual basis of accounting.

ASC 740-10, Accounting for Uncertainty in Income Taxes clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, ASC 740-10 provides guidance on de recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. For the Company, tax positions taken include the Company’s status as an S-Corporation and the approval and qualification for this status. Management has reviewed the current status of the Company’s election as an S-Corporation and has concluded that the Company has no liability or required disclosure relating to this tax position.

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SMARTSolution Technologies, L.P. and

SMARTSolution Technologies, Inc.

Notes to the Combined Financial Statements

December 31, 2021 and 2020

2. Summary of Significant Accounting Policies (cont.)

Leases – ASC 842

FASB issued ASU No. 2016-2, Leases (Topic 842) which requires lessees to recognize substantially all leases on the balance sheet and disclose key information about leasing arrangements. The lease standard establishes a right-of-use (“ROU”) model that requires the lessees to recognize a ROU asset and lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either operating or finance leases. This classification will determine the timing and presentation of expenses on the income statement, as well as the presentation of related cash flows. The standard is effective for the Company on January 1, 2022. Management is evaluating the impact of this standard on its financial statements.

3. Property, Plant and Equipment - Net

Property, plant and equipment consist of the following:

December 31,	2021	2020

Vehicles	$70,221	$70,221
Furniture and fixtures	19,595	19,595
Machinery and equipment	5,000	5,000
Leasehold improvements	178,278	178,278
	273,094	273,094
Less accumulated depreciation	(189,385)	(182,049)
Net property and equipment	$83,709	$91,045

Depreciation and amortization expense was approximately $7,300 in 2021 and $7,500 in 2020.

4. Revolving Line of Credit

The Company maintains a line of credit with a maximum principal amount of $500,000, payable upon demand. The line of credit bears interest at the bank prime lending rate plus 1% (4.25% at December 31, 2021 and 2020). As of December 31, 2021 and 2020, there was an outstanding balance of $268,403, respectively. The line of credit is collateralized by all company assets and is personally guaranteed by the single member.

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SMARTSolution Technologies, L.P. and

SMARTSolution Technologies, Inc.

Notes to the Combined Financial Statements

December 31, 2021 and 2020

5. Long-Term Debt

Long-Term debt consisted of the following at December 31:

	2021	2020
Bank note payable in monthly principal and interest payments of approximately $3,330, plus interest of 5.25% per annum, with GraMax LLC as second guarantor, maturing August 2024.	$252,127	$277,703

Bank note payable in monthly principal and interest payments of $731, plus interest of 3.75% per annum, collateralized by substantially all assets, matures in June 2050, principal remains deferred.	150,000	150,000

Total notes payable	402,127	427,703

Less: current portion	(27,605)	(26,228)
Total long-term notes payable	$374,522	$401,475

In January 2021, the Company received loan proceeds in the amount of $193,532 under the Paycheck Protection Program (“PPP”) established by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. The loan was subject to a note and interest of 1%.

In April 2020, the Company received loan proceeds in the amount of $221,230 under the Paycheck Protection Program (“PPP”) established by the CARES Act. The loan was subject to a note and interest of 1%

In accordance with GAAP, the Company applied non-authoritative guidance by analogy as existing GAAP does not specify any guidance specific to these loans. Accordingly, the Company elected to account for the PPP loans as a loan until the forgiveness criteria is met and relieved. During 2021, the Company was notified and approved for loan forgiveness for both PPP loans by the Small Business Administration and the full amount of the loans were recognized as other income in the accompanying combined statement of operations.

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SMARTSolution Technologies, L.P. and

SMARTSolution Technologies, Inc.

Notes to the Combined Financial Statements

December 31, 2021 and 2020

5. Long-Term Debt (cont.)

Following are the maturities of long-term debt for the next five years as of December 31:

Years ending December 31,

2022	$30,577
2023	32,138
2024	32,254
2025	33,353
Thereafter	273,805
$402,127

6. Going Concern

As shown in the accompanying financial statements, the Company generated net losses of $96,145 (excluding the government income of $414,763 for the Paycheck Protection Program) and $77,593 (excluding the government income of $10,000 for the EIDL Grant) during the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, the Company’s current liabilities exceeded its current assets by $225,403. As of December 31, 2021, the Company had $263,881 of cash.

The Company will require additional funding during the next twelve months to finance the growth of its, current operations and achieve its strategic objectives. These factors, as well as the uncertain conditions that the Company faces relative to extension of credit, create substantial doubt as to the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the success of future contracts. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. Management is actively pursuing additional sources of financing sufficient to generate enough cash flow to fund its operations through calendar year 2022. However, management cannot make any assurances that such financing will be secured.

7. Contingencies

In the normal course of business, the Company may be subject to proceedings, lawsuits, and other claims. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. Consequently, management is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters as of December 31, 2021. However, in the opinion of management, after final disposition any monetary liability would be covered by insurance and any resulting financial impact would not be material to the combined financial statements.

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SMARTSolution Technologies, L.P. and

SMARTSolution Technologies, Inc.

Notes to the Combined Financial Statements

December 31, 2021 and 2020

8. Related Parties

The Company holds a note payable with its sole member. The note payable bears no interest and repayment terms. As of December 31, 2021 and 2020, the principal balance outstanding was $183,029 and $200,073, respectively.

On May 1, 2011, the Company entered into lease agreement with GraMax, Inc., a related party by common ownership. The lease is for office and warehouse space located in Pittsburgh, Pennsylvania. The term is for nineteen (19) years ending May 2030. Rent expense on the office space shall be recognized on a straight-line basis over the term of the lease.

The minimum annual lease payments under the operating lease for the next five years are as follows:

Years ending December 31,

2022	$84,000
2023	84,000
2024	84,000
2025	84,000
Thereafter	364,000
$700,000

In October 2014, SMARTSolution Technologies, LP entered into a mortgage/construction loan, as corporate guarantor, with GraMax, Inc., which is a related party by sole member. In July 2018, the loan was modified from $500,000, the original amount, to $1.2M. The loan is collateralized by the property at 831 W. North Avenue, Pittsburgh, Pennsylvania. The balance on GraMax, Inc. books, which the Company is guarantor, was at $1,113,053 at December 31, 2021 and $1,165,440 at December 31, 2020.

9. Subsequent Events

The accompanying combined financial statements include an evaluation of events or transactions that have occurred after December 31, 2021 and through the date of the independent auditors’ report and the combined financial statements were available to be issued.

In February 2022, sole member of SMARTSolution Technology, LP and SMARTSolution Technologies, Inc., entered into an agreement with FOMO Corporation for the purchase of the Company. The agreement includes the transfer of all stock and assets, a newly executed lease with GraMax, Inc., an employment agreement for the sole member, and the payoff of all outstanding debt of the Company.

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